As filed with the Securities and Exchange Commission on April 3, 1997 Registration No. _______________
================================================================
=============================
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  25409
Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
-------------------
mrcdrom.com, inc.
(Exact Name of Registrant as specified in Its Charter)
Delaware                                 _596___                 _75-2699241_
(State or Other Jurisdiction      (Primary Standard Industrial  (IRS Employer
of Incorporation or Organization)  Classification Code Number  Identification
                                                                  No.)
2415 Midway, Suite 115
Carrollton, Texas  75006
(972) 713-2609
(Address and Telephone number of Principal Executive Offices)
-----------------------
Ms. Jeanette Fitzgerald
17770 Preston Road
Dallas, Texas  75252
(972) 733-3005
(Address and Telephone number of Agent for Service)
-----------------------------
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following : {   }

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { }

If this Form is a post-effective amendment filed pursuant to Rule 462 ( c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { }

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. { }

CALCULATION OF REGISTRATION FEE
================================================================
TITLE OF EACH CLASS   AMOUNT TO           PROPOSED             PROPOSED  AMOUNT
OF SECURITIES TO BE      BE               MAXIMUM               MAXIMUM OF
REGISTERED                REGISTERED      OFFERING           AGGREGATE   REGIS-
                                                  PRICE PER             OFFERING  TRATION
                                                   SHARE <F1>       PRICE<F1>   FEE

Common Stock, $0.01 par
   value per share              3,000,000               $4.00           $12,000,000     $3636

[FN](1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of Regulation C promulgated under the Securities Act of 1933.
[/FN]
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================

PRELIMINARY PROSPECTUS

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

company logo of mrcdrom.com, inc.

Up to 3,000,000 Shares of Common Stock


mrcdrom.com, inc. (the "Company") an Internet catalogue Company which intends to offer over 2,000 computer software titles by means of a site on the World Wide Web, and which presently has no revenues, is offering for sale up to 1,500,000 Shares of its Common Stock, par value $0.001("Common Stock" or "Shares"), and a selling shareholder is offering up to 1,500,000 Shares of the Company. The minimum offering by the Company will be 62,500 shares ($250,000) and the maximum offering, including those shares offered by the selling shareholder will be 3,000,000 shares ($12,000,000). A minimum
investment of 50 Shares ($200) is required of each investor.   See
"Description  of Capital  Stock" and  "Plan of Distribution".

The Shares are being offering on a "best efforts, all or none" basis with respect to the minimum number of Shares offered hereby, and on a "best efforts" basis with respect to sales of Shares thereafter up to the maximum number of Shares being offered. Pending the payment for not less than 62,500 Shares, all proceeds of this offering will be deposited in a non-interest bearing escrow account with Stock Transfer Company of America, Inc. (the "Escrow Agent").

Prior to this offering, there has been no public market for the Common Stock and the Company does not have any arrangements, commitments or understandings with respect to the creation of a public market for the Common Stock. Therefore, there can be no assurance that a public market will develop by reason of this offering. If such a market should develop, there is no assurance that it will be sustained, or that it will develop into a market greater than a limited market. It is currently estimated that the initial public offering price will be $4.00 per share. The initial public offering price for the Shares has been determined solely by the Company, and does not necessarily bear any direct relationship to the Company's assets, operations, book or other established criteria of value. See "Risk Factors", " Dilution" and " Plan of Distribution".

Upon completion of the sale of the maximum number of Shares offered hereby, the Company intends to apply for inclusion of its Common Stock on the Nasdaq Small Cap Market under the symbol "MRCD". The Company does not expect to become eligible for inclusion on the Nasdaq Small Cap Market unless and until the maximum number of Shares offered hereby are sold, In the event that the Company does not apply for inclusion of its Common Stock on the Nasdaq Small Cap Market, or in the event the Company's Common Stock is not accepted for inclusion on the Nasdaq Small Cap Market, the Company's Stock will be traded on the NASDAQ OTC Bulletin Board and an investor would likely find it more difficult to dispose of the Shares, or to obtain current quotations as to the value of the Shares.

An electronic format of this Prospectus is available on the Company's Internet World Wide Web Site at http://www.mrcdrom.com.


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
IMMEDIATE AND SUBSTANTIAL DILUTION FROM THE OFFERING PRICE.
FOR INFORMATION CONCERNING THESE AND OTHER RISK FACTORS
WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK
FACTORS" .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

                       Price to         Underwriting            Proceeds to
                       Public<F1>          Discount<F2>         Company<F3>
Per Share                 $4.00            $       -               $4.00
Total Minimum<F4>         $250,000         $       -               $150,000
Total Maximum<F5>       $6,000,000         $       -               $5,900,000

 The offering of the Shares hereunder will terminate not later than _____________, 1997 (the "Termination Date"), provided that, in the sole discretion of the Company, the offering period may be extended for an additional period not to exceed 90 days. The Company has entered into an escrow agreement with Stock Transfer Company of America, Inc. to hold any proceeds from this offering in an interest bearing escrow account subject to certain terms and conditions. If subscriptions for the minimum number of Shares offered hereby have not been received and accepted b y the Company be the Termination Date, no Shares will be sold, and all funds held in escrow will be returned promptly to investors without any interest accrued thereon. See "Plan of Distribution".

[FN] (1)  Shares are being offered for
sale at $4.00 per Share. A minimum investment of 50 shares ($200) is required of each investor, provided that the company, in its discretion, may reduce the size of the minimum investment. Payment
in full is due upon subscription.   Stock purchase funds will
initially be held in an interest bearing escrow account with Stock Transfer Company of America, Inc. This offering will terminate on or before a date 90 days from the date of this prospectus unless the maximum amount of Shares offered hereby is sold prior to such date or unless this offering is otherwise extended at the  discretion of the Company for a period not to exceed 90 days.  When subscriptions for the  minimum amount of Shares offered hereby have been received
and accepted by the   Company, such funds will be released from escrow
to the Company, and investors whose  subscriptions for Shares have been accepted by the Company will be issued Common Stock certificates evidencing the number of Shares acquired, and the initial escrow will close. See "Stock Purchase Information" and "Plan of Distribution".
(2) The Shares are being offered by the Company on a "best efforts, all or none" basis with respect to the minimum number of Shares being offered hereby, and a "best efforts" basis with respect to sales of Shares up to the maximum number of Shares being offered hereby.
There is no underwriter or independent broker-dealer involved in the distribution of the Shares. The offering of the Shares will be made by the Company's officers and directors without the use of an underwriter or any independent broker-dealer. No underwriting discounts or commissions will be paid to such officers and directors. It is the intention of the Company to offer and sell the Shares by contacting prospective investors through appropriate newspaper and magazine advertisements as well as through the use of the Internet to electronically deliver copies of this Prospectus to prospective
investors.   See "Stock Purchase Information" and "Plan of
Distribution".
(3) This amount is after deduction of offering and related expenses incurred by the Company in this offering which are estimated to be approximately $100,000 and include filing, printing, legal, electronic delivery and other miscellaneous fees.
(4)Subsequent to the sales of the minimum number of shares, the Selling Shareholder will then receive one-half of all accepted subscriptions until Company has sold all 1,500,000 Shares offered hereunder. See "Selling Shareholder."
(5)  Excludes $6,000,000 to be sold by the
Selling Shareholder, the proceeds of which will not benefit the Company. See "Selling Shareholder" and "Plan of Distribution".
[/FN]




mrcdrom.com, inc.
2415 Midway, Suite 115
Carrollton, Texas  75006
Telephone (972) 713-2609
e-mail: investor@mrcdrom.com
Internet address: http://www.mrcdrom.com



SUBJECT TO COMPLETION DATED APRIL 3, 1997
  The Company is not currently a reporting company under the Securities Exchange Act of 1934, as amended. Upon completion of the offering of the Shares, the Company intends to deliver annual reports to the holders of its securities. The annual reports will contain financial information that has been examined and reported upon by an independent certified public accountant.

mrcdrom    is a trademark of the Company.  This Prospectus also
includes product names and other trade names and trademarks of the Company, as well as the names and product names of companies other than the Company. --------------

STOCK PURCHASE INFORMATION

Shares are being offered for sale at $4.00 per Share. A minimum investment of 50 Shares ($200) is required of each investor, provided that the Company, in its discretion, may reduce the size of the
minimum investment.  Payment in full is due upon subscription.   Stock
purchase funds will initially be held in an interest bearing escrow account with Stock Transfer Company of America, Inc. Those persons purchasing Shares should make checks payable to "mrcdrom.com/Stock
Transfer Company of America, Inc. Agent  Account".   Purchasers should
also complete a Stock Purchase Agreement in the form included as Appendix A to this Prospectus. Residents of Arkansas, California, Idaho, Iowa, Massachusetts, Missouri, Nebraska, North Dakota, Oregon, South Dakota, Tennessee and Texas must also complete a Suitability Questionnaire, the form of which is also attached as part of Appendix B to this Prospectus. For convenience, an actual Stock Purchase Agreement and Suitability Questionnaire have also been included with this Prospectus. Additional copies of the Stock Purchase Agreement and/or Suitability Questionnaire may be obtained by writing or calling the Company at its executive office, 2415 Midway, Suite 115, Carrollton, Texas 75006 telephone number (972) 713-2609, via its World Wide Web site on the Internet at http://www.mrcdrom.com, or through e-mail communication directed to investor@mrcdrom.com. All checks and Stock Purchase Agreements and, where applicable Suitability Questionnaires should be forwarded to the Escrow Agent, Stock Transfer Company of America, Inc., at P.O. Box 796277, Dallas, Texas 75379-6277.

-------------------------------------------- ELECTRONIC FORMAT OF
PROSPECTUS An electronic version of this Prospectus is available on the Company's Internet World Wide Web Site at http://www.mrcdrom.com. The paper format of this Prospectus contains descriptions and/or transcripts of material graphic, image and audio information which is included in the electronic format of this Prospectus.
----------------------------------------------

FOR CALIFORNIA,IOWA, NORTH DAKOTA, AND OREGON RESIDENTS ONLY

   Shares may only be offered and sold to California, Iowa, North Dakota and Oregon residents who (I) (A) have a minimum net worth of at least $75,000 and had minimum gross income of $50,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $50,000 during the current tax year or (B) in the alternative, have a minimum net worth of $150,000, provided that in either case the investment shall not exceed ten percent (10%) of the net worth of the investor; or (ii) to a "small investor" who, including the proposed purchase, has not (A) purchased more than $2,500 of securities issued or proposed to be issued by the Company in the 12 months preceding the proposed offering of Shares, or (B) in the case of a small investor that is an individual retirement account of an individual, such small investor shall not have purchased more that $2,500 of securities issued by the Company or any affiliate of the Company during the 12 months preceding the proposed sale; or
(iii) to both (I) and (ii) above. For purposes herein, the term "small investor" means either an individual (which includes both a husband and wife counted as a single individual ) or a self-employed individual retirement plan of an individual or an individual retirement account of an individual.

   The Shares offered hereby have been registered by a limited qualification in the State of California and therefore cannot be offered for resale or resold in the State of California unless registered for sale or unless an exemption from such registration requirements exists. The exemption afforded by Section 25104(h) of the California Corporate Securities law shall be withheld by the California Commissioner of Corporations and the Company is not permitted to apply for the exemption afforded by Section 25101(b) until 90 days after the date the Securities and Exchange Commission ("Commission") declares the Registration Statement, of which this Prospectus is a part, effective.

-------------------------------------------------

FOR ARKANSAS, MASSACHUSETTS, MISSOURI, NEBRASKA, SOUTH
DAKOTA, TENNESSEE AND TEXAS RESIDENTS ONLY


Shares may only be offered and sold to Arkansas, Massachusetts, Missouri, Nebraska, South Dakota, Tennessee and Texas residents who
(I) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $250,000 and had minimum gross income of $65,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $65,000 during the current tax year; or (ii) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $500,000; or (ii) purchase $100,000 or more of the Shares; or (iv) had a minimum gross income of $20,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $200,000 during the current tax year; or (v) have a minimum net worth (including home, home furnishings, and automobiles) of $1,000,000.


-----------------------------------------------
FOR IDAHO RESIDENTS ONLY

Shares may only be offered and sold to Idaho residents who fall into any one of the following categories:

(i) Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity, any broker or dealer registered pursuant to section 15 of the Exchange Act; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the United States Small Business Administration under section 301( c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors; (ii) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940; (iii) Any organization described in section 501 (c )(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; (iv) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer; (v) Any natural person whose individual net worth, or joint net worth with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; (vii) Any trust, with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment; and (viii) Any entity in which all of the equity owners are accredited investors under (I )
- (vii) of this paragraph.


PROSPECTUS SUMMARY


The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

THE COMPANY

mrcdrom.com, inc. was formed on March 27, 1997 and was established to offer over 2,000 titles of computer software to the public by means of a site on the World Wide Web ("Web"). mrcdrom.com intends to offer its customers the widest selection of one stop computer software shopping through a secure site. Shoppers will be able to receive information and purchase the latest computer software titles in addition to most of the hard to find titles. mrcdrom.com will have unlimited shelf space without the accompanying expense of a store front, and related personnel. Purchasing software from mrcdrom.com is more convenient because on-line shopping can occur 24 hours a day with no reason for shoppers to leave the comfort of their own home.

mrcdrom.com began test marketing its Internet catalogue on April 3, 1997 and therefore is essentially a start-up operation. On March 31, 1997, the Company acquired $756,000 of computer software inventory, proprietary web design software, the trademark "mrcdrom", cash, and other assets for the issuance of 6,000,000 common shares.

THE OFFERING

Common Stock Offered...................3,000,000 shares at a price of
                                       $4.00 per  share and a minimum
                                       investor subscription of  50 shares
                                       ($200).
Common Stock  to be
outstanding after this offering...... .7,500,000 shares <F1>

Common Stock  to be
outstanding after this offering...... .7,500,000 shares <F1>

Use of Proceeds.............  ......... For  working capital and other general corporate purposes.

_______________________
[FN] (1) Excludes 408,860 shares of Common Stock issuable upon exercise of options outstanding at March 28, 1997 under the Company's Stock
Option Plans at a weighted  average exercise price of $4.00 per share.
See "Executive Compensation" and "Directors  Compensation".
[/FN]

RISK FACTORS

The securities offered hereby involve a high degree of risk. The Company is a development stage company which has just recently completed the web site through which its operations will be conducted. The Company will be operating in a new, not yet widely accepted market. There can be no assurance that the Company will be able to have profitable operations. Other risk factors include, but are not limited to, new and rapidly changing technology, seasonality, system development and failure risks, and online
commerce security risks.   An investment in the securities offered
hereby should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors".



SUMMARY FINANCIAL DATA
(unaudited*)
March 27, 1997(date of inception) to March 31, 1997

Statement of  Operations

        Revenues                        $ 0
        Net income (loss)                      0
        Net income (loss) per share      .00
        Shares used in calculation
         net income (loss) per share   6,000,000

Balance Sheet Data


                                                As Adjusted                     As Adjusted
                                Actual          Minimum <F1>            Maximum
<F2>

Cash                           $        100,000       $     250,000                      $      6,000,000
Working Capital (deficit)       700,000    850,000                      6,600,000
Total Assets                    756,000 1,006,000                       6,756,000
Total Shareholders Equity      756,000  1,006,000                       6,756,000

[FN]

(1) To give effect to the sale of 62,500 Shares by the Company in this offering.
(2) To give effect to the sale of 1,500,000 Shares by the Company in this offering.

*Audited financial statements  will be provided prior to the commencement by the  Company of this offering.  The unaudited
financial statements and summary financial data   include all
adjustments management believes are appropriate to provide accurate financial information. [/FN]

THE COMPANY


mrcdrom.com was formed on March 27, 1997 to offer over 2,000 titles of computer software to the public by means of a site on the World Wide
Web ("Web").   mrcdrom.com intends to offer its customers the widest
selection of one stop computer software shopping through a secure site. Shoppers will be able to receive information and purchase the latest computer software titles in addition to most of the hard to
find titles.   mrcdrom.com will have unlimited shelf space without the
accompanying expense of a store front, and related personnel. Purchasing software from mrcdrom.com is more convenient because on-line shopping can occur 24 hours a day with no reason for shoppers to leave the comfort of their own home.

mrcdrom.com began test marketing its Internet catalogue on April 3, 1997 and therefore is essentially a start-up operation. On March 31, 1997, it acquired $756,000 of computer software inventory, proprietary web design software, the trademark "mrcdrom", cash and other assets for the issuance of 6,00,000 common shares.

Management believes that mrcdrom.com is the only Internet catalogue offering over 2,000 software titles through its web site. By offering customers an authoritative selection of more than 2,000 software titles, as well as competitive pricing and outstanding customer service, mrcdrom.com believes it has the ability to achieve the most recognized and used Internet catalogue among online software retailers.

Customers can access the mrcdrom.com catalogue through the web site
http://www.mrcdrom.com.   A customer can order software, run searches
in various categories, and can check order status. Customers simply click on a button to add software to their virtual shopping baskets including adding and subtracting as they shop, prior to making a final purchase decision. To execute orders, customers click on the buy button and are prompted to supply shipping and payment details through secure order processing .

The market for computer software has grown dramatically in recent years but online selling represents only a small percentage.
According to Forrester Research, a market research firm, online sales of computer products are expected to increase from $140 million to $2,105 million from 1996 to 2000.

Projected Growth in Online Commerce ($ millions)

                                        1996    1997    1998    1999    2000
Computer Products                       $       140     323     701     1,228   2,105
Total Products                                  518     1,138   2,371   3,990   6,579

Source: Forrester Research, Inc., Cambridge, MA

Total U.S. sales of computer products through retailers grew 20.4 percent in 1996 to a record $28.2 billion, according to Computer
Retail Week, a trade publication. Software sales grew 16 percent to $4.5 billion worldwide, IDC reported.

The Internet is an increasingly significant global medium for communications, content and online commerce. International Data Corporation ("IDC") estimates that the number of Web users grew to approximately 35 million by the end of 1996 and will grow to approximately 163 million by 2000. The increasing functionality, accessibility and overall usage of the Internet and online services have made them an attractive commercial medium. The Internet and other online services are evolving into a unique sales and marketing channel, just as retail stores, mail-order catalogs and television shopping have done. Unlike traditional retail channels, online retailers do not have the burdensome costs of managing and maintaining a significant retail store infrastructure or the continuous printing and mailing costs of catalogue marketing.
Because of these advantages over traditional retailers, online retailers have the potential to build large, global customer base quickly and to achieve superior economic returns over the long term. An increasingly broad base of products is being sold successfully online, including computers, travel services, brokerage services, automobiles and music, and books. IDC estimates that the total value of goods and services purchased over the Web grew from $318 million in 1995, to an annualized run rate of $5.4 billion in December 1996, and will increase to $95 billion in 2000.

mrcdrom.com was established to capitalize on the growing Internet market by offering a one-stop site to purchase over 2,000 titles, which management believes is more than any other site presently offers. The Company believes that as Internet users are already computer users they provide a ready market. Further, the economies of having a wide range of titles without the overhead of real estate costs and personnel to staff the stores offer a chance for profits with a lower profit margin. The provision of the Company's reviews and publisher descriptions offered in the catalogue enables customers to make informed decisions.

It is expected, that the initial growth rate of web "hits" [i.e.
visits to the site without necessarily any purchases] will be relatively large with that rate then stabilizing at a lower growth rate.

The Company was incorporated in March 27, 1997 in Delaware. The Company's headquarters are located at 2415 Midway, Suite 115, Carrollton, Texas 75006. Its telephone number is (972) 713-2609. Information contained on the Company's web site will not be deemed to be a part of this Prospectus but is available for review at http://www.mrcdrom.com. mrcdrom is a trademark of the Company and all other trademarks are the respective trademarks of their owners.

RISK FACTORS


In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors before making an investment decision concerning the Common Stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in net sales, gross margin and anticipated expense levels, as well as other statements including words such as "anticipate", "believe", "plan" "estimate" "expect" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements. No investor should participate in this offering unless such investor can afford a complete loss of their entire investment.

LACK OF OPERATING HISTORY The Company is a development-stage company and has no prior history upon which investors may evaluate the Company's performance. To date the Company has engaged in primarily organizational efforts. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction- processing systems, improve its web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

The Company believes that its success will depend on large part on its ability to (a) extend its brand position, (b) provide its customers with outstanding value and a superior shopping experience, and (c) achieve sufficient sales volume to realize economies of scale. Accordingly, the Company intends to invest in site development and technology and operating infrastructure development. The Company also intends to offer attractive pricing programs, which will reduce its gross margins. Because the company has relatively low product gross margins, achieving profitability given planned investment levels depends upon the Company's ability to generate and sustain substantially increased revenue levels. As a result, the Company believes that it will incur operating losses for the next twelve (12) months. The Company expects to use a portion of the net proceeds of this offering to fund its operation losses. If such net proceeds, together with cash generated by operations, are insufficient to fund future operating losses, the Company may be required to raise additional funds. There can be no assurance that such financing will be available in amounts or on terms acceptable to the Company, if at all.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS;
SEASONALITY As a start-up in addition to operating in a new and rapidly changing market, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues. Sales and operating generally depend on the volume of, timing of and ability to fulfill orders received, which are difficult to forecast without any historical trends. Further in an industry such as software new developments come at a rapid pace resulting in even historical comparisons being of limited value. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company's business, prospects, financial condition and results of operation. Further, as a strategies response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations. See "Business- Competition."

The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include
(a) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (b) the Company's ability to manage inventory and fulfillment operations and maintain gross margins,( c)the announcement or introduction of new sites, services and products by the Company and its competitors,
(d) price competition or higher wholesale prices in the industry, (e) the level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company
(f) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner, (g) the level of traffic on the Company's web site (g) technical difficulties, system downtime or Internet brownouts, (h) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, ( I) the number of popular software titles introduced
(j) the level of merchandise returns (k) governmental regulation and
(l) general economic conditions specific to the Internet, online commerce and the software industry in total.

The Company expects seasonality in its sales. Traditional retail sales are greatest in the fourth quarter of the calendar year and software sales, in particular, seem to increase in the first quarter of the calendar year. As the operations of the Company are new, there is no historical data to suggest the affect of seasonality on the revenues and profits of the Company. Should the Company's operating results fall below expectations of securities analysts and investors there could be a materially adverse effect on the market trading price of the Company Common Stock.

RISK OF CAPACITY CONSTRAINTS; SYSTEM DEVELOPMENT RISKS In order to maximize the revenues from the sale of low margin products, high volumes must be achieved on the web site. Thus, the satisfactory performance, reliability and availability of the Company's web site, transaction-processing systems, and network infrastructure are critical to the Company's reputation and ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions that result in the unavailability of the web site or reduced order fulfillment performance would reduce the volume of goods sold and the attractiveness of the Company's product and service
offerings.   Web sites experience periodic system interruptions, which
the Company believes will occur from time to time. Any substantial increase in the volume of traffic on the Company's web site or the number of orders place by customers will require the Company to expand and upgrade further its technology, transaction-processing systems and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its web site or timely expand and upgrade its systems and infrastructure to accommodate such increases.

The Company uses both internally developed systems for its web site and software developed by outside vendors for the secured transactions. There can be no assurance that the software developed internally will perform satisfactorily at the volume levels that are required to attain profits for the Company. Further, there can be no assurance that the Company will be able to modify the software to adapt to the increased volume if it occurs or any other standards that may later be adopted in order for online commerce to occur on the Internet. As the Company depends on the outside vendor for the secured payment, there can be no assurance that there will be no interruptions of service or that the outside vendor will be able to maintain its software in light of increased volume of purchases and/or changes in standards on the Internet.

RISK OF SYSTEM FAILURE; SINGLE SITE AND ORDER INTERFACE. The Company's success, in particular its ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Substantially all of the Company's computer and communications hardware is located at a single leased facility in Carrollton, Texas. The Company's system could experience failure due to flood, power loss, telecommunications failure, break-ins, earthquake, and similar events. The Company presently has redundant systems however, they are located at the same site. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

MANAGEMENT OF POTENTIAL GROWTH; NEW MANAGEMENT TEAM; LIMITED SENIOR MANAGEMENT RESOURCES. The Company anticipates that significant expansion of its operations will be required to address potential growth in its customer base and market opportunities. This expansion will place a significant strain on the Company's management,
operational and financial resources.   To manage the  expected growth
of its operations, the Company will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to train and manage its employee base. The Company also will be required to expand its finance, administrative, and operations staff. Further, the Company's management will be required to maintain and expand its relationships with various distributors and publishers, freight companies, other web sites and other web service providers, the Internet and other online service providers and other third parties necessary to the Company's business. There can be no assurance that the Company's current and planned personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to hire, train, retain, motivate and manage required personnel or the Company management will be able to successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, prospects, financial condition and results of operations will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE. The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Internet, the web and online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. The Company relies on consumers who have historically used traditional means of commerce to purchase merchandise. For the Company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information.

In addition, the Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online services continue to experience significant growth in the number of users, their frequency of use or an increase in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and online services will be able to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and online series generally and mrcdrom.com in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, the Company's business, prospects, financial condition and results of operations would be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the mrcdrom.com online catalogue. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's exiting web site and proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of web site and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt its web site, proprietary technology and transaction-processing systems to customer requirement or emerging industry standards. If the Company is unable, for technical, legal financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, prospects, financial condition and results of operations would be materially adversely affected. See "Business-Technology".

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL.   The
Company's performance is substantially dependent on the continued services and on the performance of its senior management and other key personnel, particularly Daniel Wettreich, Chief Executive Officer and Chairman of the Board. The Company's performance also depends on the Company's ability to retain and motivate its other officers and key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the company's business, prospects, financial condition and results of operations. The Company does not have long-term employment agreement with any of its key personnel, other than Mr. Wettreich, and maintains no "key person" life insurance policies. The Company's future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary technical, managerial, merchandising, marketing and customer service personnel could have a material adverse effect on the Company's business, prospects,
financial condition and results of operations.   See
"Business-Employees" and "Management".


ONLINE COMMERCE SECURITY RISKS. A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card and checking account numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card or checking account numbers, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business-Technology."

COMPETITION The online commerce market, particularly over the Internet, is new, rapidly evolving and intensely competitive, which competition the Company expects to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the software industry is intensely competitive. The Company will compete with a variety of
other companies.   These  competitors include a) various other online
vendors and publishers; b) indirect online commerce providers like AOL and Microsoft who offer software of their own and others; c) retail vendors of software such as CompUSA, Computer City, and Best Buy.

The Company believes that the principal competitive factors in its market are brand recognition, selection, customer service, convenience, price, accessibility, reliability and speed of fulfillment. The Company's competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well- established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from publishers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, prospects, financial condition and results of operation. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. For example, companies that control access to transactions through network access or web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion.

RELIANCE ON SUPPLIERS. The Company carries minimal inventory and relies to a large extent on rapid fulfillment from vendors. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationship with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, its business, prospects, financial condition and results of operation would be materially adversely affect. See "Business - Warehousing and Fulfillment."

RISKS ASSOCIATED WITH ENTRY INTO NEW BUSINESS AREAS. The Company may choose to expand its operations by developing new web sites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding its market presence through relationships with third parties. In addition, the Company may pursue the acquisition of new or complementary business, products or technologies, although it has no present understanding, commitments or agreements with respect to any material acquisitions or
investments.   There can be no assurance that the Company would be
able to expand its efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or web site launched by the Company that was not favorably received by consumers could damage the company's reputation or the mrcdrom.com brand. Expansion of the company's operations in this manner would also require significant additional expenses and development, operations and editorial resources and would strain the Company's management, financial and operational resources. The lack of market acceptance of such efforts or the company's inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

TRADEMARKS AND PROPRIETARY RIGHTS. The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights.
The Company pursues the registration of its trademarks and service marks in the U.S. and internationally, and has applied for the registration of certain of its trademarks and service marks.
Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's products and services are made available online. The Company expects that it may license in the future, certain of its proprietary rights or reputation, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. There can be no assurance that the steps taken by the company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be assurance that other parties will not assert infringement claims against the Company. The company is not currently aware of any legal proceedings pending against it. See "Business - Intellectual Property."

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES.   The Company  is not
currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to business generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing , content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company 's business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

SALES TAX COLLECTION. The Company does not currently collect sales or other similar taxes in respect of shipments of goods into states other than Texas. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as the Company which engage in online commerce. In addition, any new operation in states outside Texas could subject shipments into such states to state sales taxes. A successful assertion by one or more state or any foreign country that the Company should collect sales or other similar taxes on the sale of merchandise could have a material adverse effect on the Company's business, prospects, financial, condition and results of operations.

CONTROL OF THE COMPANY.   Immediately upon completion of this
offering, the outstanding Common Stock will be beneficially owned approximately 60% by Camelot Corporation ("Camelot"). Camelot will hold an aggregate of approximately 60% of the outstanding voting power of the Company immediately upon completion of this offering.
As a result, upon completion of this offering, Camelot will be able to
(a) elect, or defeat the election of, any of the Company's directors, (b) amend or prevent amendment of the company's certificate of Incorporation or Bylaws, or (c ) effect or prevent a merger, sale of assets or other corporate transaction, and the Company public stockholders, for so long as they hold less than 50% of the outstanding voting power of the Company, will not be able to control the outcome of such transactions. The extent of ownership by Camelot may have the effect of preventing a change in control of the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the common Stock. See "Management," "Certain Transactions" and "Principal Stockholders."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements or technological innovations, new sales formats or new products or services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in the Internet and online commerce industries, changes in the market valuations of other Internet, online service or retail companies, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of common stock and many other
factors many of which are beyond the Company's control.   In addition,
the stock market in general, and the Nasdaq and the market for Internet- related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

SHARES ELEIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Company's common stock in the public market after this offering could adversely affect prevailing market prices for the Common Stock. The 3,000,000 shares of Common Stock offered hereby will be freely
tradable without restriction in the public market.   Taking into
account restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act") , rules promulgated by the Securities and Exchange Commission (the "Commission") thereunder the number of additional shares that will be available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act, will be as follows: approximately 4,500,000 additional shares will be eligible for sale beginning Maarch 28, 1999. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act approximately 180 days after the date of this Prospectus to register approximately 500,000 shares of Common Stock reserved for issuance under the Company Stock Option Plans. See "Description of Capital Stock" and "Shares Eligible for Future Sale".

ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. Upon the closing of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock"

NO SPECIFIC USE OF PROCEEDS. The Company has not designated any specific use for the net proceeds from the sale by the Company of the
Common Stock offered hereby.   The Company expects to use the net
proceeds for general corporate purposes, including working capital to fund anticipated operating losses, marketing expenses and capital expenditures. A portion of net proceeds may also be used to acquire or invest in complementary businesses, products and technologies. >From time to time, in the ordinary course of business, the Company expects to evaluate potential acquisitions or such business, products or technologies. However, the Company has no present understandings, commitments, or agreements with respect to any material acquisition or investment. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the company's business, prospects, financial condition and results of operations. See " Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION. The initial public offering price is substantially higher that the book value per outstanding share of
Common Stock.   Accordingly, purchasers in this offering will suffer
an immediate and substantial dilution of $3.85 per share and $3.10 per share (minimum and maximum offerings respectively) in the net tangible book value of the common Stock from the initial public
offering price.   Additional dilution will occur upon exercise of
outstanding options granted by the  Company. See "Dilution".

ARBITRARY DETERMINATION OF OFFERING PRICE. The offering price of the Common Shares was arbitrarily determined by the Company, and may not be indicative of the market price of the Common Shares after this offering. Among the factors considered in establishing the offering price were the proceeds to be raised by the Company, the percentage of ownership to be held by investors in this offering, the experience of Company management and the current market conditions in the over-the counter securities market. Accordingly, there is no relationship whatsoever between the offering price and the assets, earnings or book value of the Company, or any other recognized criteria of value. See "Plan of Distribution."

ESCROW OF INVESTORS' FUNDS PENDING SALE OF MINIMUM NUMBER OF SHARES OFFERED. Under the terms of this offering, the company is offering the Shares on a "62,500 Shares or none, best efforts" basis. If the minimum number of Shares is sold, the remaining 2,937,500 Shares will be offered on a "best efforts" basis until all of the shares are sold or the offering period ends, whichever occurs first, unless the offering is terminated earlier by the Company. Therefore, no commitment exists by anyone to purchase all or any part of the Shares offered hereby. Consequently, as there is no assurance that the minimum number of Shares being offered will be sold, subscribers' funds may be escrowed for as long as 90 days ( or a period of 180 days if the offering period is extended by the Company). Investors, therefore will not have the use of any funds paid for the purchase of Shares during the offering period. In the event that the minimum number of Shares offered hereby are not sold within the offering period, subscribers' funds will then be promptly returned without interest, and the offering will be withdrawn. See "Plan of Distribution".


RISKS OF LOW-PRICED STOCK; POSSIBLE EFFECT OF "PENNY STOCK"  RULES ON
LIQUIDITY OF THE COMPANY'S SECURITIES.   There can be no  assurance
that the Company's Common Stock will not become subject to certain rules and regulations promulgated by the Commission pursuant to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 (the "Penny Stock Rules"). Such rules and regulations impose strict sales practice requirements on broker-dealers who sell such securities to persons other than established customers and certain
"accredited investors."   For transactions covered by the Penny Stock
Rules, a broker-dealer must make a special suitablitility determination for the purchaser and must have received the purchase's written consent for the transaction prior to sale. Consequently, such rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell any of the Shares acquired hereby in the Secondary market.

The Penny Stock Rules generally define a "penny stock" to be any security not listed on an exchange or not authorized for quotation on the NASDAQ Stock Market and has a market price (as therein defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions by broker-dealers involving a penny stock (unless exempt), the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the market for penny stocks. Disclosure is also required to be made about compensation payable to both the broker- dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stocks.

The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on an exchange or quoted on the Nasdaq Stock Market and have certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible asset or average revenue criteria. The Company intends to apply for a quotation on the Nasdaq Small Cap Market but there can be no assurance that the Company's securities will qualify for Nasdaq or for exemption from the Penny Stock Rules. If the Company did not qualify for Nasdaq it will trade on the Nasdaq OTC Bulletin Board. In any event, even if the Company's securities were exempt from the Penny Stock Rules, they would remain subject to
Section 15(h)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's Shares were subject to the rules on penny stocks, the market liquidity for the Company's share could be severely adversely affected.


USE OF PROCEEDS

The net proceeds to the company from the sale of the minimum number of shares offered (62,500) will be $150,000 and from the sale of the maximum number of shares offered (1,500,000) will be $5,900,000, at an initial public offering price of $4.00 per share and after deducting the estimated offering expenses of approximately $100,000. The net proceeds from the additional 1,500,000 Common Shares offered hereby are for the benefit of the Selling Shareholder and no proceeds will go to the Company from the sale of those shares. All the proceeds from the minimum subscription will go to the Company, and subsequently all subscriptions will be split fifty percent to the Company and fifty percent to the Selling Shareholder.

The principal purposes of this offering are to obtain additional capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets, and to provide increased visibility and credibility in a marketplace where many of the Company's current and potential competitors are or will be publicly held companies. The company has no specific plan for the net proceeds of the offering. The Company expects to use the net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, marketing expenses and capital expenditures. A portion of net proceeds may also be used to acquire or invest in complementary business, products and technologies. From time to time, in the ordinary course of business, the Company expects to evaluate potential acquisitions of such business, products or technologies. However, the Company has no present understanding, commitments or agreements with respect to any material acquisitions or investments. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short- term, interest-bearing, investment-grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings of its business, and therefore does not anticipate paying any cash dividends in the foreseeable future.

DILUTION

As of April 1, 1997, there were 6,000,000 Shares of the Company's Common Stock outstanding having a net tangible book value of $730,000 or approximately $0.126 per share. Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities and intangible assets) divided by the number of shares of Common Stock outstanding. Upon completion of this offering, there will be 7,500,000 shares of the Company's Common Stock outstanding having a net tangible book value of approximately $980,000 or approximately $0.1621 per share if the minimum number of Shares is sold; and 7,500,000 shares of the Company's Common Stock outstanding having a net tangible book value of approximately $6,730,000 or approximately $0.90 per share if the maximum number of Shares is sold. The net tangible book value of each share will have increased by approximately $0.004 per share to present stockholders, and decreased by approximately $3.838 per share (a dilution of 96%) to public investors if the minimum number of Shares is sold, and the net tangible book value of each share will have increased by approximately $.778 per share to the present stockholders and decreased by approximately $3.10 per share (a dilution of 78%) to public investors if the maximum number of Shares is sold.

Dilution represents the difference between the public offering price and the net tangible book value per share immediately after the completion of the public offering. Dilution arises mainly from the arbitrary decision by the Company as to the offering price per share. Dilution of the value of the Shares purchased by the public in this offering will also be due, in part, to the lower book value of the shares presently outstanding and in part to expenses which are, or may be, incurred in connection with the offering of the Shares. The following table illustrates this dilution:

    ASSUMING MINIMUM NUMBER OF SHARES SOLD Public Offering Price Per
Share                                   $4.00    Net Tangible Book Value Per Share,
Before Offering         $0.122   Increase Per Share Attributable to
Payment by Public Investors     $0.040   Net Tangible Book Value Per
Share, After Offering                   $0.162   Dilution to public Investors
Per Share                               $3.838

ASSUMING MAXIMUM NUMBER OF SHARES SOLD

Public Offering Price Per Share                                 $4.00
  Net Tangible Book Value Per Share, Before Offering            $0.122
  Increase Per Share Attributable to Payment by Public Investors        $0.778
  Net Tangible Book Value Per Share, After Offering             $0.90
Dilution to public Investors Per Share                          $3.10


BUSINESS

mrcdrom.com, inc. was established to offer an Internet software catalogue. The Company will offer its customers compelling value through innovative use of technology, broad selection, high-quality content, a high level of customer service, and competitive pricing.
As an online software catalogue, mrcdrom.com, has virtually unlimited online shelf space and can offer a large selection through an efficient search and retrieval interface. The Company offers more
than 2000 titles.   Beyond the benefits of selection, purchasing
software from mrcdrom.com is more convenient than shopping in a physical store because online shopping can be done 24 hours a day and
does not require a trip to a store.   Furthermore, mrcdrom.com's high
inventory turnover, lack of investment in expensive retail real estate and reduced personnel requirements give it meaningful structural economic advantages relative to traditional retailers.
See "Risk Factors - Limited  Operating History".

INDUSTRY BACKGROUND

Growth of the Internet and Online Commerce

The Internet is an increasingly significant global medium for communications, content and online commerce. International Data Corporation ("IDC") estimates that the number of Web users grew to approximately 35 million by the end of 1996 and will grow to approximately 163 million by 2000. Growth in Internet usage has been fueled by a number of factors, including the large and growing installed base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers.

The increasing functionality, accessibility and overall usage of the Internet and online services have made them an attractive commercial medium. The Internet and other online services are evolving into a unique sales and marketing channel, just as retail stores, mail- order catalogs and television shopping have done. Online retailers can interact directly with customers by frequently adjusting their featured selections, editorial insights, shopping interfaces, pricing and visual presentations. The minimal cost to publish on the Web, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction provide additional economic benefits for online retailers. Unlike traditional retail channels, online retailers do not have the burdensome costs of managing and maintaining a significant retail store infrastructure or the continuous printing and mailing costs of catalogue marketing. Because of these advantages over traditional retailers, online retailers have the potential to build large, global customer base quickly and to achieve superior economic returns over the long term. An increasingly broad base of products is being sold successfully online, including computers, travel services, brokerage services, automobiles and music, and books. IDC estimates that the total value of goods and services purchased over the Web grew from $318 million in 1995, to an annualized run rate of $5.4 billion in December 1996, and will increase to $95 billion in 2000.

Traditional Software Retailing

Several characteristics of traditional software retailing have created inefficiencies for all participants. Physical store-based retailers must make significant investments in inventory, real estate and personnel for each retail location. This capital and real estate intensive business model, among other things, limits the amount of inventory that can be economically carried in any location. The average store limits customer selection and available retail shelf space for the majority of published titles. In addition, software publishers typically offer generous rights of return to their customers and, as a result, effectively bear the risk of their customers' demand forecasting which encourages overordering. As a result, returns are high, creating substantial additional costs. Finally, traditional retailers cannot easily obtain demographic and behavioral personalized services.

THE MRCDROM.COM, INC. SOLUTION

mrcdrom.com, inc. was founded to capitalize on the opportunity for online retailing. The Company believes that the software industry is particularly suited to online retailing for many compelling reasons. An online retailer has virtually unlimited online shelf space and can offer customers a large selection through an efficient search and
retrieval interface.   This is particularly valuable in the software
market because the extraordinary number of different items precludes even the largest physical store from economically stocking more than a small minority of available titles. In addition, by serving a large and global market through centralized distribution and operations, online retailers can realize significant structural cost advantages relative to traditional retailers. Furthermore, unlike with clothing or other personal products, consumers can make educated purchase decisions using online information. In addition, the demographic overlap between frequent buyers and Internet users is high. Further, online selling promises significant benefits for publishers because centralized distribution is believed to greatly reduce product returns and because consumers preference information can be efficiently captured and utilized. By offering customers an authoritative selection of titles, as well as competitive pricing and outstanding customer service, mrcdrom.com, inc. believes it can achieve a preeminent position among online retailers. Key components of the mrcdrom.com solution include:

Selection.      mrcdrom.com offers a breadth of selection that would be
economically impractical to stock in a physical store or to include in a mail-order catalogue. mrcdrom.com. offers more than 2000 titles through a consistent search and retrieval interface.

Online Economics.       As an online seller, mrcdrom.com enjoys meaningful
structural economic advantages relative to traditional retailers. As a result of its online business model and centralized distribution, mrcdrom.com offers significantly improved inventory turnover, eliminates investment in expensive retail real estate and dramatically reduces personnel requirements. Further, mrcdrom.com serves a global market through centralized operations, allowing its investments in Web sites, content, marketing and technology to be leveraged over a relatively large sales base.

Customer Convenience.   Beyond the benefits of selection, purchasing
from mrcdrom.com is more convenient than shopping in a physical store because the mrcdrom.com catalogue is open 24 hours per day and shopping does not require a trip to a store. Software can be shipped directly to the customer's home or office. The Company believes that customers may buy more software because they have more hours to shop, can act immediately on a purchase impulse and can locate software that
is hard to find.   Because the mrcdrom.com online catalogue has a
global reach, it can deliver an extremely broad selection to customers in rural, international or other locations that cannot support large-scale physical stores.

Compelling Content.             mrcdrom.com delivers relevant, informative and
editorial and other content, including reviews. In addition, it will offer reviews by other users, and third-party reviewers who can provide diverse and often stimulative points of view to inform and entertain customers while shopping.

Personalized Service.    Over time, the Company can accumulate
substantial behavior and preference information that will allow it to provide increasingly rich value- added services to its customers.

Benefits to Vendors. mrcdrom.com methods of online retailing offer substantial benefits to publishers. Because mrcdrom.com incorporates centralized distribution and orders most products based on actual customer demand, it believes that its returns to publishers and wholesalers will be significantly below industry norms. The Company believes its market approach may increase sales of many second- and third-tier titles that are not typically stocked in physical stores. In addition, the Company believes it will be able to help publishers target customers for particular product offerings.

STRATEGY

mrcdrom.com's objective is to be the leading online retailer of computer software. The Company plans to attain this goal through the following key strategies:

Create Customer Loyalty. The Company's goal is to be a leading source for software by delivering to its customers the benefits of online commerce. mrcdrom.com offers its customers value through innovative use of technology, broad selection, high- quality content, customer service, and competitive pricing. In addition, the Company will offer its customers a high-quality shopping experience through informative and editorial content, as well as simple and efficient navigation and search capabilities.

Build Brand Recognition. The Company's strategy is to promote, advertise and increase its brand equity and visibility through excellent service and a variety of marketing and promotional techniques, including advertising on leading Web sites and other media, conducting an ongoing public relations campaign and developing business alliances and partnerships.

Create a Superior Economic Model.       Because it is not burdened by the
costs or legacy of physical store network and related personnel, the Company believes it has an inherent economic advantage relative to traditional retailers. The Company's goal is to capitalize on this advantage by aggressively driving revenue growth to achieve economies of scale and by incorporating technological advances throughout its business.

Maintain Technology.     A state-of-the-art interactive commerce
platform is necessary to enhance the mrcdrom.com service, and leverage the unique characteristics of online retailing. mrcdrom.com will continue to expend efforts developing, acquiring and implementing technology-driven enhancements to its Web site and transaction-processing systems. Among other technology objectives, the Company intends to make the user interface as intuitive, engaging and fast as possible and continuously improve the efficiency of its fulfillment activities.

Build Vendor Relationships. The Company will seek to utilize the structural advantages inherent in its business model to building
strong relationships with its vendors.   The demographic and
purchasing data accumulated by the Company will enable it to help publishers target customers for particular product offerings. Through targeted marketing and virtually unlimited online shelf space, the Company can offer publishers enhanced promotional opportunities for new titles and second- and third-tier titles.

Pursue Incremental Revenue.     The Company intends to leverage its brand,
online commerce experience, operating infrastructure and customer base to broaden its presence and develop additional revenue opportunities.
The Company will consider developing incremental revenue through affiliated or related sites, related product areas, geographic expansion or acquisition of complementary businesses, products or technologies. Finally, the Company's customer demographic and substantial site traffic create a meaningful opportunity for advertising sales.

THE MRCDROM.COM ONLINE CATALOGUE

Customers open the mrcdrom.com catalogue through the Company's Web site and, in addition to ordering software, can conduct targeted searches, browse from among highlighted selections and participate in promotions and check order status.

{PICTURES OF THE COMPANY'S WELCOME, SEARCH, REVIEW AND
ORDERING WEB PAGES}

Browsing.       The mrcdrom.com site offers visitors a variety of
highlighted  subject areas and special features.   As a customer
proceeds though the catalogue, he or she encounters featured software. Clicking with the mouse on any of these images pulls up more information about the featured software, as well as a button which, if clicked on, adds the software to the customer's order

Searching.      A primary feature of  mrcdrom.com  is its interactive,
searchable catalogue. The Company provides a selection of search tools to find software based on title, subject, keyword, or publishers. The Company licenses some of its catalogue and other information from third parties.

Online Community.       By creating an online community, the Company hopes
to provide customers with an inviting and familiar experience that will encourage them to return frequently to the site and to interact with other users, and that will promote loyalty and repeat purchase.

Ordering.       To purchase customers simply click on a button to add to
their virtual shopping baskets. Customers can add and subtract from their shopping baskets as they browse, prior to making a final purchase decision, just as in a physical store. To execute orders, customers click on the buy button and are prompted to supply shipping and payment details. This information is stored on the Company's secure server and need not be provided again by repeat registered customers. The personal password allows repeat customers to automatically access their previously provided shipping and payment information. The Company's system automatically confirms each order by e-mail to the customer within minutes after the order is placed and advises customers by e-mail shortly after orders are shipped.

Availability and Fulfillment.   Some of the Company's titles are
available for immediate shipment, others are available for shipment within 48 to 72 hours and the remainder of titles are generally available within four to six weeks, although some titles may not be available at all. Customers select from a variety of delivery options, including overnight and various international shipping options. The Company uses e-mail to notify customers of order status under various conditions. The Company seeks to provide rapid and reliable fulfillment of customer orders, and intends to continue to improve its availability and fulfillment in the future.


MARKETING AND PROMOTION

mrcdrom.com's marketing strategy is designed to strengthen the mrcdrom.com brand name, increase customer traffic to the mrcdrom.com catalogue, build strong customer loyalty, maximize repeat purchases and develop incremental revenue opportunities.

mrcdrom.com intends to build customer loyalty by creative and flexible
merchandising.   The Internet allows rapid and effective
experimentation and analysis, and instant user feedback which the Company intends to incorporate in its merchandising. The Company seeks to increase the number of visitors that make a purchase, to encourage repeat visits and purchases and to extend customer retention. Loyal, satisfied customers also generate word-of-mouth advertising and awareness, and are able to reach thousands of other customers and potential customers because of the reach of online communications.

The Company will place advertisements on various high-profile and high-traffic Web sites. These advertisements usually will take the form of banners that encourage readers to click through directly to the mrcdrom.com web site.

The Company will extend its market presence through Associate Web sites to offer software to their audiences for fulfillment by mrcdrom.com. The Associate embeds a hyperlink to mrcdrom.com's site and the customer is automatically connected to mrcdrom.com's site and may place his or her order. The Associate is able to offer enhanced services, avoiding the expenses associated with ordering and fulfillment, and receives a commission for certain orders.

CUSTOMER SERVICE

The Company believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases depends, in part, on the strength of its customer support and service operations and staff. mrcdrom.com offers e- mail addresses to enable customers to request information and to encourage feedback and suggestions. The Company's customer support and service personnel are responsible for handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, shipments and payments. mrcdrom.com also offers a toll-free line for customers who are reluctant to enter their credit card or checking account numbers through the Web site. The Company has automated certain of the tools used by its customer support and service staff and intends to actively pursue enhancements to and further automation of its customer support and service systems and operations.

WAREHOUSING AND FULFILLMENT

The Company sources product from a network of distributors and publishers. The Company carries minimal inventory and relies to a large extent on rapid fulfillment from major distributors and wholesalers which carry a broad selection of titles. The Company utilizes automated interfaces for sorting and organizing its orders to enable it to achieve the most rapid and economic purchase and delivery terms possible. The Company's proprietary software selects the orders that can be filled quickly via electronic interfaces with vendors, and forwards remaining orders to its special order group.

TECHNOLOGY

The Company uses a set of applications for accepting and validating customer orders, organizing, placing and managing orders with suppliers, receiving product and assigning it to customer orders, and managing shipment to customers based on various ordering criteria. The Company's transaction-processing systems manage the process of accepting, authorizing and charging customer credit cards or checking accounts. In addition, the Company's systems allow it to maintain ongoing automated e-mail communications with customers at a negligible incremental cost. These systems automate many routine communications entirely, facilitate management or customer e-mail inquiries and allow customers to check order status, change their e-mail address or password.

Systems administrators and managers monitor and operate the Company's Web site, network operations and transaction-processing systems. The
continued uninterrupted   operation of the Company's Web site and
transaction-processing systems is essential to its business, and it is the job of the operations staff to ensure, to the greatest extent possible, the reliability of the Company's Web site and transaction-processing systems. The Company uses the services of Camelot Internet Access Services, Inc. to obtain connectivity to the Internet over dedicated T1 lines.

The Company's transaction-processing system is not integrated with the remainder of the Company's accounting and financial systems. As a result, the Company's current management information system, which produces request operational reports, is inefficient with respect to traditional accounting-oriented reporting and requires a significant amount of manual effort to prepare information for financial and accounting reporting. See "Risk Factors - Risk Capacity Constraints; System Development Risks," "-Risk of System Failure; Single Site and Order Interface" and "-Online Commerce Security Risks."

INTELLECTUAL PROPERTY

The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and customers, partners and others to protect its proprietary rights. The Company pursues the registration of its trademarks and service marks in the U.S. and internationally, and has obtained registered trademarks. Effective trademark, service mark, copyright and trade secret protection may not be available in every county in which they Company's products and services are made available online. The Company expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the company attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company. The Company expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in net sales, gross margin and anticipated expense levels, as well as other statements including words such as "anticipated expense levels, as well as other statements and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements.
For a more detailed discussion of these and other business risks, see "Risk Factors."

OVERVIEW

mrcdrom.com was formed on March 27, 1997 to offer over 2,000 title of computer software to the public by means of a site on the World Wide
Web ("Web").   mrcdrom.com intends to offer its customers the widest
selection of one stop computer software shopping through a secure site. Shoppers will be able to receive information and purchase the latest computer software titles in addition to most of the hard to
find titles.   mrcdrom.com will have unlimited shelf space without the
accompanying expense of a store front, and related personnel. Purchasing software from mrcdrom.com is more convenient because on-line shopping can occur 24 hours a day with no reason for shoppers to leave the comfort of their own home.

The Company has no operating history on which to base an evaluation of its business and prospects. The Company's prospectus must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving
markets such as online commerce.   Such risks for the Company include,
but are not limited to, an evolving and unpredictable business model and management of growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RESULTS OF OPERATIONS

There have been no operations to date and therefore there can be no discussion on the Results of Operations.

As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is
unable to accurately forecast its revenues.   The Company's current
and future expense levels are based largely on its investment plans and estimates of future revenues and are to large extent fixed. Sales and operating results generally depend on the volume of, timing of and ability to fulfill orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations. See "Business - Competition."

The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include
(i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the Company's ability to manage inventory and fulfillment operations and maintain gross margins , (iii) the announcement or introduction of new sites, services and products by the Company and its competitors, (iv) price competition or higher wholesale prices in the industry (v) the level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of consumer products such as offered by the Company, (vi) the Company's ability to upgrade and develop systems and infrastructure and attract new personnel in a timely and effective manner, (vii) the level of traffic on the Company's Web site, (viii) technical difficulties, system downtime or Internet brownouts, (ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (x) the number of software titles introduced during the period, (xi) the level of merchandise returns experienced by the Company, (xii) governmental regulation, and (xiii) general economic conditions and economic conditions specific to the Internet, online commerce and the software industry.

The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters.

Due to the foregoing factors, in one or more future quarters the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected. See "Risk Factors-Potential Fluctuations in Quarterly Results; Seasonality ".

LIQUIDITY AND CAPITAL RESOURCES

Since inception, the Company has financed its startup costs through private sales of Common Stock which, through March 31, 1997, totaled $756,000.

The Company believes the net proceeds from this offering, together with its current cash and cash equivalents, will be sufficient to meeting its anticipated cash needs for working capital and capital expenditures for the next 12 months. If cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. See "Use of Proceeds".

COMPETITION

The online commerce market, particularly over the Internet, is new, rapidly evolving and intensely competitive, which competition the
Company expects to intensify in the future.   Barriers to entry are
minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the retail software industry is intensely competitive. The Company currently or potentially competes with a variety of other companies. These competitors include (i) various online sellers and vendors of other information-based products, (ii) a number of indirect competitors that specialize in online commerce or derive a substantial portion of their revenues from online commerce, including AOL and Microsoft Corporation, through which other stores may offer products, and (iii) retail vendors with significant brand awareness, sales volume and customer.

The Company believes that the principal competitive factors in its market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content and reliability and speed of fulfillment. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company, In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with large, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. In addition, companies that control access to transactions through network access or Web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion. See "Risk Factors - Competition."

LEGAL PROCEEDINGS

The Company is not currently aware of any material legal proceedings pending against it.

EMPLOYEES

As of April 2, 1997, the Company employed 6 full-time employees. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff.
The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. See "Risk Factors - Management of Potential Growth; New Management Team; Limited Senior Management Resources" and "Dependence on Key Personnel; Need for Additional Personnel."

FACILITIES

The leased facilities total approximately 3,000 square feet and are located in Carrollton, Texas pursuant to a month to month lease.
The Company leases the premises from Camelot Corporation the majority shareholder of the Company and the Company believe that the lease was made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company anticipates that it will require additional administrative, customer service, warehouse and fulfillment space within the next three (3) years, but that suitable additional space will be available on commercially reasonable terms, although there can be no assurance in this regard. The Company does not own any real estate.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding the executive officers and directors of the Company as of March 28, 1997:

Name                            Age             Position
Daniel Wettreich                45              Chairman, Director  and CEO<F1>
Thomas Watts                    47              President and Director
Jason Conway                    28              Director <F2>
Colin Grant                     35              Director <F1><F2>
Jeanette Fitzgerald             35              Director <F2>
Margaret Cooper                 49              Vice President of  Operations
Scott Stoddard                  34              Vice President of Product
                                                  Development
Robert Gregory                  45              Chief Financial Officer

[FN](1)  Member of the Audit Committee.

(2)  Member of the Compensation committee
[/FN]

Daniel Wettreich

Daniel Wettreich is Chairman and Chief Executive Officer and Director
of the Company   since March 28, 1997.  He is also a Director and
Chief Executive Officer of Camelot Corporation since September 1988.(1) Since 1981, he has been the President and Director of Wettreich Financial Consultants, Inc., a financial consulting company. Since August 1996, he has been Director and Chief Executive of Meteor Technology plc, a United Kingdom public company. Additionally, he currently holds directors positions in the following public companies: Forme Capital, Inc., a real estate company and Alexander Mark Investments (USA), Inc., Malex, Inc., Adina, Inc., and Tussik, Inc. which are dormant companies seeking merger opportunities. In July 1993, he was appointed Director of Goldstar Video Corporation(2) following an investment by Camelot. Mr. Wettreich has a Bachelor of Arts in Business Administration from the University of Westminster, London, England.

Thomas D. Watts

Thomas Watts is President and Director of the Company since March 28,
1997.   Previously, he was Vice President of Operations for Camelot
Corporation since June of 1996. He was co-President and previously Vice President of Third Planet Publishing, Inc. a subsidiary of Camelot Corporation. He was Senior Vice President of Operations for FoxMeyer Health Corporation since 1994, a health care pharmacy provider. From 1992 he was Vice President of The Harvard Chase Group, a technology venture capital company, and prior to that from 1989 he was Vice President of Operations for Hathaway Corporation, a computer software research and development company. From 1980 to 1989 he was the executive in charge of Data Information Services, Inc., firstly as President until 1985 when it was acquired by MTech Corporation, then as Vice President until MTech was acquired in 1988 by Electronic Data Systems (EDS), and then as Division Manager when the company was owned by EDS. He has a BS in Economics and a BS in Management from the University of Mobile.


Jeanette P. Fitzgerald

Jeanette Fitzgerald is a Director of the Company since March 28, 1997. Since September 1988, she has been a Director, Vice President and
General Counsel of Camelot  Corporation.(1)   She is a member of the
State Bar of Texas and the Business Law section. Since August 1996, she has been a Director of Meteor Technology, plc., a United Kingdom public company. She is also the Corporate Secretary and Director of Wettreich Financial Consultants, Inc., and of Malex, Inc., Adina, Inc., and Tussik, Inc., which are public companies. In July 1993, she was appointed Director of Goldstar Video Corporation(2) following an investment by Camelot. Previous to these positions, from 1987 to 1988 she worked as a staff attorney and in the compliance department at H.D. Vest, Inc., a holding company with subsidiaries including a securities brokerage firm. She graduated from Texas Tech University School of Law receiving both a Doctorate of Jurisprudence and a Masters of Business Administration in May 1986, and from the University of Michigan with a Bachelors of Business Administration in December 1982.

Jason Conway

Jason Conway is a Director of the Company since March 28, 1997. Since 1996, he has been Executive Director of Meteor Technology plc, a UK public company. Previously, he was employed by National Car Parks for seven years culminating in his appointment as Director for the Southeast Region. Mr. Conway was the youngest Regional Director in the history of National Car Parks. He has B. Sc in Estate Management from South Bank University.

Colin Grant

Colin Grant is a Director of the Company since March 28, 1997. Since 1996, he has been Managing Director of Alexander Mark Capital ltd. a UK financial services company. He was previously Finance Director of Meteor Technology plc and is a Director of that company. From 1983 - 1995 he was Managing Director and previously Finance Director of Network Designers Limited, a company involved in developing and marketing communications software and hardware products. Previously, between 1989 and 1993 he was financial controller of Softwright Systems Ltd. He graduated with a B. Sc. from the University of St. Andrews in 1984.

Margaret Cooper

Margaret Cooper is Vice President of Operations of the Company since
March 28, 1997.   Previously she was President of Software @Cost +
10%, Inc. a retailer of computer software and prior to that she was President of Camelot Distributing, Inc. a distributor of computer software; both subsidiaries of Camelot Corporation. From 1991 to 1992 she was a Marketing Executive with Quest Entertainment a video distributor.

Scott Stoddard

Scott Stoddard is Vice President of Product Development for the Company since March 28, 1997. Previously he was General Manager of Camelot Creative Designs, Inc., a web page design company and a subsidiary of Camelot Corporation. He was a production manager or a computer artist/editor for a series of magazines, catalogues and newsletters from 1989 to 1994, prior to which he was Production Director of Movieline Magazine.

Robert B. Gregory

Robert Gregory is a part time Chief Financial Officer of the Company since March 28, 1997. He is also the Vice President of Finance for
Camelot Corporation  since July 1996.   He was previously Director of
Finance of Jenkens & Gilchrist, one of Texas's largest law firms, prior to which he was controller of Memorex Telex Corporation, a manufacturer of computer equipment. Previously, from 1985 he was controller of the communications division of Electronic Data Systems,
an international provider of information technology.   In addition to
being a Certified Public Accountant, he has an MBA from Creighton University and a BS in Accounting from the University of Nebraska.

(1) A subsidiary, Camelot Entertainment, Inc. filed Chapter 7 liquidation in January 1995.
(2) Goldstar Video filed for Chapter 11 in October 1993, the case was converted to Chapter 7 and has since closed.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee consists of Daniel Wettreich, and Colin Grant. Among other functions, the Audit Committee makes recommendation to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions.

The Compensation Committee consists of Jason Conway, Colin Grant, and Jeanette Fitzgerald. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administer the Company's stock option plans and make representation to the Board of Directors regarding such matters.

DIRECTOR COMPENSATION

Directors of the Company do not receive cash compensation for their services as directors or member of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors.

Directors, who are not otherwise employee of the Company, are eligible to receive Stock Options pursuant to the 1997 Director Stock Option Plan.

1997 Directors' Stock Option Plan. The 1997 Director's Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in March, 1997. The Director's Plan was approved by shareholders of the Company on March 28, 1997. A total of 250,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Director's Plan provides for the grant of stock options to nonemployee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary , it will be performed by the Board of Directors. The Directors' Plan provides that each person who is a nonemployee director of the Company upon joining the Board of Directors, shall be granted a stock option to purchase 5,000 shares
of Common Stock (the "First Option").   Thereafter, on January 1, of
each year, commencing January 1, 1998 each nonemployee director shall be automatically granted an additional option to purchase 1,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The Options are immediately exercisable. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the
Directors' Plan have a term of ten years.   In the event of the
dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each nonemployee director shall have either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate or
(ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable, or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such dissolution, liquidation, sale, merger or reorganization. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option, and the provisions regarding the grant of options under the plan may be amended only once in any six-month period, other than to comport with changes in the Employee Retirement Income Security Act of 1974, as amended or the Code. If not terminated earlier, the Directors'' Plan will have a term of ten years.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Company's Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

The Company has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the requires of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where
indemnification will be required or permitted.   The Company is not
aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

No executive officer of the Company who held office at April 1, 1997 met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules. No compensation has been paid to any officers or directors of the Company. Officers have been granted options pursuant to the 1997 Stock Option Plan as set out in "Principal Stockholders".

1997 Stock Option Plan. The purpose of the 1997 Stock Option Plan is to enhance the long-term stockholder value of the Company be offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and acquire and maintain stock ownership in the Company.

The 1997 Stock Option Plan is administered by the Compensation Committee, which has the authority to select individuals who are to receive options under the 1997 Stock Option Plan and to specify the terms and conditions of each option so granted (incentive or nonqualified), the vesting provisions, the option term and the exercise price. Unless otherwise provided by the Plan Administrator, an option granted under the 1997 Stock Option Plan expires 10 years from the date of grant (five years in the case of an incentive stock option granted to the holder of 10% or more of the Company's outstanding capital stock) or, if earlier, three months after the optionee's termination of employment or service other than termination for cause, one year after the optionee's retirement, early retirement at the Company's request, death or disability, or immediately upon notification to an optionee of termination for cause. Options granted under the 1997 Stock Option Plan are not generally transferable by the optionee except by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by such optionee.


Repurchase Right Under Option Plans. With respect to the 1997 Stock Option Plan and the 1997 Directors Stock Option Plan (collectively, the "Plans"), the Compensation Committee has the discretion to authorize the issuance of unvested shares of Common Stock pursuant to the exercise of a stock option under the applicable Plan. If the optionee ceases to be employed by or provide services to the Company, all shares of Common Stock issued on exercise of stock option which are unvested at the time of cessation shall be subject to repurchase by the Company at the exercise price paid for such shares. The terms and conditions upon which the repurchase rights are exercisable by the Company are determined by the Compensation Committee and set forth in the agreement evidencing such right. The Compensation Committee has discretionary authority to cancel the Company's outstanding repurchase rights with respect to one or more shares purchased or purchasable under an option granted pursuant to that Plan. In the event of a Terminating Event or a Corporate Transaction under the 1997 Stock Option Plan, respectively, if vesting of the options accelerates, the repurchase rights of the Company with respect to shares previously acquired on exercise of options granted under the 1997 Stock Option Plan, respectively, shall terminate.

CERTAIN TRANSACTIONS

Since the inception of the Company in March 27, 1997, the Company has issued 6,000,000 Shares of Common Stock to Camelot Corporation in exchange for $756,000 of inventory , proprietary software, cash and other assets.

On April 1, 1997, the Company entered into a month to month lease agreement with Camelot Corporation, the majority shareholder of the Company, for the office and warehouse premises and for bookkeeping
services at a total rate of $4,000 per month.     The lease covers
3,000 square feet and it is anticipated that this space will be sufficient for the next twelve (12) months.

The Company believes that all the transactions set forth above were made on terms no less favorable to the Company than could have been
obtained from unaffiliated third parties.   Any future transactions,
including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the company's outstanding Common Stock as of April 2, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby for (i) each person or entity know by the company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, and (iv) all of the Company's directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investments power with respect to such shares.

                                                        PERCENTAGE OF
                                                      SHARES OUTSTANDING
NAME AND                    NUMBER OF SHARES    PRIOR TO       AFTER
 ADDRESS                    BENEFICIALLY OWNED  OFFERING     OFFERING <F1>
Camelot Corporation
17770 Preston Road
Dallas, Texas  75252         6,000,000            100%            60%

Daniel Wettreich             6,375,000 <F2><F3>   100             62
17770 Preston Road
Dallas, Texas  75252

Thomas Watts
2415 Midway Suite 115
Carrollton, Texas 75006      10,660<F4>              *           *

Jason Conway
54 Baker Street
London, England               5,000<F5>             *                *

Colin Grant
54 Baker Street
London,England                5,000<F6>               *          *

Jeanette Fitzgerald
17770 Preston Road
Dallas, Texas  75252       6,005,000<F2><F7>        100             60

All officers and directors
as a group (8 persons)     6,408,860<F2><F3><F4>    100             62
                                    <F5><F6><F7>
                                      <F8>
    * less than 1%
(1)  Assumes all shares offered are sold.
(2) Includes 6,000,000 Common Shares owned by Camelot Corporation of which Mr. Wettreich and Ms. Fitzgerald are directors. Both have disclaimed any ownership interest in these shares.
(3) Includes 375,000 options granted to Mr. Wettreich pursuant to the 1997 Stock Option Plan.
(4) Includes 10,660 options granted to Mr. Watts pursuant to the 1997 Stock Option Plan.
(5) Includes 5,000 options granted to Mr. Conway pursuant to the 1997 Directors Stock Option Plan.
(6) Includes 5,000 options granted to Mr. Grant pursuant to the 1997 Directors Stock Option Plan.
(7) Includes 5,000 options granted to Ms. Fitzgerald pursuant to the 1997 Directors Stock Option Plan.
(8) Includes 8,200 options granted to additional officers of the Company pursuant to the 1997 Stock Option Plan.


DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, which is included as an exhibit to the Registration
Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

As of April 1, 1997, there was 6,000,000 shares of Common Stock outstanding held of record by one (1) stockholder. There will be 7,500,000 shares of Common Stock outstanding after giving effect to the sale of all the Common Stock offered to the public hereby. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. See
"Risk Factors - Control of the Company." Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend
Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock.
Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.
All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

Pursuant to the Company's Certificate of Incorporation, the Board of
Directors will have  the authority, without further action by the stockholder, to issue up to 5,000,000 shares of  Preferred Stock in one or more series and to fix the designations, powers preferences, privileges and relative participating, option or special rights and the qualifications,  limitation or restrictions thereof, including dividend rights, conversion rights, voting  rights, terms of redemption and liquidation preferences, any or all of which may be greater  than the rights of the Common Stock.  The Board of Directors, without stockholder  approval, can issue Preferred Stock with voting, conversion or other rights that could  adversely affect the voting
power and other rights of the holders of Common Stock.   Preferred
Stock could thus be issued quickly with terms calculated to delay or prevent a  change in control of the Company or make removal of
management more difficult.   Additionally, the issuance of Preferred
Stock may have the effect of decreasing the market  price of Common stock, and may adversely affect the voting and other rights of the holders of Common Stock.  The Company has no plans to issue any
Preferred Stock.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF CERTIFICATE OF
INCORPORATION AND DELAWARE LAW

As noted above, the Company's Board of Directors, without stockholder approval, have the authority under the Company's Certificate of Incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult.

Section 203 of the DGCL generally prohibits Delaware corporations from engaging in certain "Business Combinations" (as defined therein) with certain "Interested Stockholders" (as defined therein) for a period of three years unless certain criteria are met.


TRANSFER AGENT , REGISTRAR and ESCROW AGENT

The transfer agent and registrar for the Common Stock is Stock
Transfer Company of America, Inc., P.O. Box 796277, Dallas, Texas
75379-6277.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for the Common
Stock and there can be no assurance that a significant public market for the Common Stock will be developed or be sustained after this offering. Sales of substantial amounts of Common Stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.

After this offering, the Company will have outstanding 7,500,000 shares of Common Stock. Of these shares, the 3,000,000 shares offered hereby will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

The remaining 4,500,000 shares of Common Stock outstanding upon completion of this offering will be "restricted securities," as that term is defined in Rule 144 ("Restricted Shares"). The Restricted
Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.
Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below.

Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule
144 as in effect at the closing of this offering, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted
Shares for at least one year (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 75,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common
Stock during the four calendar weeks preceding the filing  of a Form
144 with respect such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company,. Under
Rule 144 (k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The Company intends to file after the effective date of this offering a Registration Statement on Form S-8 to register an aggregate of approximately 500,000 shares of Common stock reserved for issuance under the 1997 Stock Option Plan and the 1997 Directors Stock Option
Plan. Such Registration Statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of a Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, and vesting restrictions imposed, if any, by the Company.

PLAN OF DISTRIBUTION

The Company is offering up to 1,500,000 shares and the selling shareholder is offering 1,500,000 shares in the Company, all at $4,00 per share. The shares will be offered on a "best efforts, all or none" basis with respect to the first 250,000 shares, and on a "best efforts" basis as to the remaining 2,937,500 shares. After the Company sells the minimum of 62,500 Shares, any Shares sold will be split one-half (1/2) from the Company and one- half(1/2) from the selling shareholder. The minimum number of Shares offered hereby must be sold, if any are to be sold, within a period of 90 days (or a period of 180 days if extended by the Company from the date of this Prospectus. The Company may allocate among or reject any subscriptions, in whole or in part.

The Shares will be offered and sold by the Company's officers and directors, without compensation. Neither the Company nor any of its officers or directors is registered as a broker or dealer under
Section 15 of the Exchange Act.

The Company has not retained an underwriter or any Independent broker-dealer to assist in offering the Shares. It is the intention of the Company to offer and sell the Shares by contacting prospective investors through appropriate newspaper and magazine advertisements as well as through the use of the Internet to electronically deliver copies of this Prospectus to prospective investors.

Those subscribing to purchase Shares must complete a Stock Purchase
Agreement, a form of which is included as an appendix to this Prospectus. Residents of Arkansas, California, Idaho, Iowa,
Massachusetts, Missouri, Nebraska, North Dakota, Oregon, South Dakota,
Tennessee and Texas must also complete a Suitability Questionnaire, a form of which is also attached as an appendix to this Prospectus. All funds received by the Company with respect to the minimum number of Shares that may be sold will, promptly following receipt by the Company, be deposited in an escrow account with the Escrow Agent pursuant to the terms of an escrow agreement entered into between the Company and the Escrow Agent ( the "Escrow Agreement"). In the event that the minimum number of Shares offered hereby is not sold within the permitted time period, then all funds received by the Company will be promptly refunded to the subscribers, in full, without interest or deduction therefrom.

The Company reserves the right to reject any subscription for Shares in its entirety or to allocate Shares among prospective purchasers.
If any subscription is rejected, funds received by the Company for each subscription will be returned to the applicable prospective purchaser without interest or deduction.

Certificates representing Shares purchased will be issued to purchasers only if the proceeds from the sale of at least 62,500 shares are released from escrow. Until the certificates are delivered to the purchasers thereof, such purchasers, if any, will be deemed subscribers only, and not shareholders. The funds in escrow will be held for the benefit of those subscribers until released to the Company. All funds received by the Company after the minimum number of Shares offered hereby is sold will not be placed in escrow, but placed directly into the Company's operating account for immediate use by the Company.

Although it is the Company's intention to develop a public market for its Common Stock by soliciting broker-dealers who are members of the NASD to make a market in the Company's Common Stock, to date the Company has not entered into any arrangements, commitments or understandings with any persons with respect to the creation of a public market for its Common Stock.


SELLING SHAREHOLDER

1,500,000 Common Shares being offered hereunder are offered by the Selling Shareholder. The Selling Shareholder is Camelot Corporation who obtained their shares as part of the creation of the Company.
The Selling Shareholder subscribed for 6,000,000 Shares with payment by means of inventory, proprietary software, trademarks, cash and other assets. Their shares are offered at the same price and have the same rights as all other shares offered hereunder. All subscriptions will be split fifty percent to the Company and fifty percent to the Selling Shareholder, after the satisfaction of the minimum requirements.

LEGAL MATTERS

Certain legal matters will be passed on for the Company by Jeanette
Fitzgerald, Esq.. Ms. Fitzgerald has been granted options to purchase 5,000 Shares of the Company pursuant to the 1997 Directors
Stock Option Plan.  See "Directors Compensation" and "Principal
Stockholders".

EXPERTS

The financial statements of mrcdrom.com, inc. at April 30, 1997 appearing in this Prospectus and the Registration Statement have been audited by Lane Gorman and Trubit, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



ADDITIONAL INFORMATION

The Company has filed with the Commission a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This
Prospectus omits certain information contained in  the Registration
Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The
Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth
Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New
York, New York 10048 and Citicorp Center, 500  West Madison Street,
Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room
1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site
(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the Commission. mrcdrom.com, inc

PART I:  FINANCIAL INFORMATION

ITEM 1. Financial Statements

BALANCE SHEETS

ASSETS


                                                                        March 31, 1997
                (Unaudited)

CURRENT ASSETS
        Cash and cash equivalents                               $       100,000
        Trading securities
        Securities available for sale
        Accounts receivable, net of allowance for
                doubtful accounts of $0 at March 31, 1997
        Prepaid expenses
        Inventories, net of allowance for
                obsolescence of $0 at March 31, 1997
                                                                        600,000
                        Total current assets                            700,000

PROPERTY, PLANT AND EQUIPMENT - AT COST

        Office equipment and fixtures                                     30,000
        Leasehold improvements
        Less accumulated depreciation                                      -
                Total property, plant and equipment - at cost             30,000

OTHER ASSETS

        Licenses and product development, net of
                $0 accumulated amortization at
                March 31, 1997                                    26,000
        Other                                                                          -
                Total other assets                                        26,000

                                                                $       756,000

 mrcdrom.com, inc

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                March 31, 1997
                                                                (Unaudited)
CURRENT LIABILITIES

        Accounts payable                                        $
        Accrued expenses                                                   -
                        Total current liabilities                                  -

STOCKHOLDERS' EQUITY

        Common stock, $.001 par value, 25,000,000
                shares authorized, 6,000,000
                shares issued at March 31, 1997             6,000

        Preferred stock, $.01 par value, 5,000,000
                shares authorized, 0 shares
                issued at March 31, 1997                                -

        Additional paid-in capital                              750,000
        Accumulated earnings                                                   -

                        Total stockholders' equity              756,000

                                                        $       756,000

                                mrcdrom.com, inc
 STATEMENTS OF OPERATIONS
(UNAUDITED)

                                                          March 27, 1997
                                                         (date of inception)
                                                          to March 31, 1997



SALES                                                       $        -

COST OF SALES                                                        -

     GROSS PROFIT                                                    -

OPERATING EXPENSES:
       General and administrative
       Depreciation and amortization                                 -

INCOME FROM OPERATIONS                                               -

OTHER INCOME (EXPENSES):
        Interest expense                                              -
        Interest income                                               -
        Dividend income                                               -
        Income on disposition of assets                               -
 NET INCOME                                                           -

DIVIDENDS ON PREFERRED STOCK                                          -

NET INCOME ATTRIBUTABLE TO
        COMMON STOCKHOLDERS                               $            -

INCOME PER SHARE:
        Income from continuing operations                 $        0.000
        Dividends on preferred stock                               0.000

NET LOSS PER COMMON SHARE                                 $         0.000

WEIGHTED AVERAGE OF COMMON
       STOCK OUTSTANDING                                      6,000,000

                mrcdrom.com, inc
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                         March 27, 1997
                                                       (date of inception)
                                                        to March 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:

        Net income (loss)                                    $       -

Adjustments to reconcile net income (loss)
        to net cash from operating activities:
        Depreciation and amortization                                -
        (Gain) loss on disposal of assets                            -
        Write down (up) of securities to market value                -
        Provisions for inventory obsolescence                        -

        Change in assets and liabilities
                        Accounts receivable                          -
                        Prepaid expenses and other                   -
                        Inventories                                  -
                        Accounts payable and accrued expenses        -
                            Net cash used by operating activities    -

CASH FLOW FROM INVESTING ACTIVITIES:

      Purchases of property and equipment                             -
        Proceeds from sale of property and equipment                  -
        Proceeds from sale of marketable securities                   -
        Deposits                                                      -
        Licenses and product development                              -
                        Net cash used by investing activities         -

CASH FLOW FROM FINANCING ACTIVITIES:

        Sale of common stock                                       100,000
        Sale of preferred stock                                        -
        Dividends on preferred stock                                   -
        Payments on debt                                               -
                Net cash provided (used) by financing activities    100,000

NET INCREASE (DECREASE) IN CASH                                     100,000

CASH AT BEGINNING OF PERIOD                                             -

CASH AT END OF PERIOD                                       $       100,000

SUPPLEMENTAL INFORMATION:
        Cash paid for interest                  $       -
        Cash paid for taxes                     $       -

See accompanying notes to these consolidated financial statements.

mrcdrom.com, inc

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)


ITEM 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

The Company is engaged in the retailing of computer software products. The Company sells software products through an Internet web page catalog that lists over 2,000 software programs. Internet users will be able to select and purchase the software programs that they select from our catalog and have it shipped directly to their home or office.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at a local financial institution and a brokerage firm in Dallas, TX. Cash equivalents were composed primarily of investments in the money market account. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. The carrying value of cash and cash equivalents approximates fair value because of the short maturities of the investments.

Inventories

Inventories of computer software (CD-ROM) held for resale, are stated at the lower of cost or market using the weighted average cost method.

Trademark

Trademarks are stated at cost, net of accumulated amortization, which is provided using the straight-line method over 5 years.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Major additions and betterment's are capitalized while replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed. When property is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives.

Revenue Recognition

Revenue from sales of software is generally recognized upon delivery of the software provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable.

Advertising Costs

Advertising costs, included in general and administrative expenses, are charged to operations when the advertising first takes place.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the period. Actual results could differ from those estimates.

2.              ACCOUNTS RECEIVABLE AND CREDIT RISK

The Company's trade receivables include amounts due from credit card vendors and customers. The Company believes that no single customer exposes the Company to significant credit risk.

3.              INVENTORIES

Included in the Company balance sheet is inventory of computer software at a carrying value of $600,000, which represents
management's estimate of its net realizable value.   The computer
software industry is characterized by rapid technological advancements and change. Should demand prove less than anticipated, the ultimate realizable value of such products could be less than the amount shown in the balance sheet.

4.              ACCRUED EXPENSES

The Company had no accrued expenses at March 31, 1997.

5.              INCOME TAXES

The Company will file a consolidated Federal tax return with Camelot Corporation. The Company has no current State or Federal income tax expense payable.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6.      STOCKHOLDERS' EQUITY

Common Stock

The Company has 25,000,000 authorized shares of $.001 par value common stock. The Company had 6,000,000 share outstanding at March 31, 1997 all owned by Camelot Corporation.

Preferred Stock

The Company has 5,000,000 authorized shares of $.01 par value preferred stock with rights and preferences as designated by the board of directors at the time of issuance. The Company had no preferred stock issued and outstanding at March 31, 1997.

7.      RELATED PARTY TRANSACTIONS

The Company receives administrative legal and accounting services along with office and warehouse space from Camelot Corporation. The Company pays a monthly management fee that compensates Camelot Corporation for these expenses. Current monthly management fee is $4,000.

8.      COMMITMENTS AND CONTINGENCIES

Other than the monthly management fee, the Company has no lease or rent commitments.

9.      INDUSTRY SEGMENT

The Company is engaged in the Internet retailing of CD-ROM software.

 APPENDIX A
mrcdrom.com, inc.
_______________________________
___________________________________
STOCK PURCHASE AGREEMENT AND SIGNATURE PAGE
(All investors must sign this Stock Purchase Agreement)

No. of Shares Being Purchased: _________x $4.00 per Share = Total
Purchase Price for Shares $___________


PURCHASER DATA:  (Must be completed in full)

Full Name of Purchaser. (Do not use initials):

_________________________________       _________ __________________________
First Full Name (Do not use initials)           Middle Initial  Last Name

Residence Address, including Zip Code:  (Do not use P.O. Box)

________________________________________________________________________

Resident Telephone Number:              -or-    Business Telephone Number:

________________________                        _________________________

Social Security Number (Individual):    -or-            Tax I.D. Number

________________________                           ___________________________



SIGNIFICANT DISCLOSURE


THIS STOCK PURCHASE IS MADE PURSUANT TO, AND IS SUBJECT TO, THE
TERMS
AND CONDITIONS OF THE QUALIFICATION APPROVED BY THE SECURITIES
COMMISSIONS OF THE STATES IN WHICH THE SHARES ARE BEING OFERED.
SIGNATURE MUST BE IDENTICAL TO NAME OF REGISTRED OWNER.


________________________________________________
Printed Name of Purchaser

______________________________________________          _____________
Signature of Purchaser                                       Date

________________________________________________
Printed Name of Purchaser (if more than one)

______________________________________________          _________________
Signature of Purchaser (if more than one)                      Date
ADDITIONAL INFORMATION

In order to facilitate processing of your purchase, please be sure you have completed each of the following:

  A check made out to mrcdrom.com/Stock Transfer Company of America, Inc., Agent

  Enter the number of Shares being purchased and total cash contribution on the Stock Purchase Agreement.

  Enter the Sate in which you are a legal resident in the "Residence Address" line above.

  Please mail check and this Stock Purchase Agreement to:

                                        Stock Transfer Company of America, Inc.
                                        P.O. Box  796277
                                        Dallas, Texas  75379-6277

 APPENDIX B
FOR COMPLETION AND EXECUTION BY ARKANSAS, CALIFORNIA, IDAHO,
MASSACHUSETTS, MISSOURI, NEBRASKA, NORTH DAKOTA, OREGON,
SOUTH DAKOTA, TENNESSEE AND TEXAS RESIDENT ONLY

SUITABILITY QUESTIONNAIRE

mrcdrom.com,inc.
2415 Midway Suite 115
Carrollton, Texas 75006

RE:     Offering of Common Stock

Gentlemen:

The following information is furnished to you in order for you to determine whether the undersigned is qualified to purchase any of the securities being offered and sold by mrcdrom.com, a Delaware corporation (the "Company") in connection with the Company's public offering up to 3,000,000 shares of its Common Stock (the "Shares"), as more fully described in the Company's Prospectus dated April __, 1997. I understand that you will rely upon the information for purposes of such determination. I also understand that I may, in your sole discretion, be required to supply such appropriate documentation to you in order to permit you, as may be necessary, to verify and substantiate my status as a California or Oregon resident who is qualified to participate in the proposed public offering of Shares.

ALL INFORMATION CONTAINED HEREIN WILL BE TREATED CONFIDENTIALLY. However, I agree that you may present this questionnaire to such parties as you deem appropriate if called upon to establish your belief that the proposed offer and sale of shares to me was appropriate.

I hereby provide you with the following representations and information:

1.  Financial Information:

(a) My net worth or joint net worth with my spouse (exclusive of home, home furnishings and personal automobiles) is $____________________.

(b) My net worth or joint net worth with my spouse including home, home furnishings and personal automobiles it $___________________.

(c) During the last tax year, my gross income or joint gross income with my spouse was $__________________.

(d) I estimate that during the current tax year I will have gross income or joint gross income with my spouse of at least
$____________________.

2. Based upon the information provided in Section 1 above, and based upon other personal information concerning me, I am qualified to participate in the proposed public offering of the Shares because I fall within one of the following categories:

FOR CALIFORNIA, IOWA, NORTH DAKOTA AND OREGON RESIDENTS ONLY

I, either alone or with my spouse, have a minimum net worth (excluding home, home furnishings and automobiles) of at least $75,000 and had a minimum gross income of $50,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $50,000 during the current tax year, and an investment in the Shares will not exceed ten percent (10%) of my net worth.

I, either alone or with my spouse, have a minimum net worth (excluding home, home furnishings and automobiles) of $150,000, and an investment in the Shares will not exceed ten percent (10%) of my net worth.

FOR ARKANSAS, MASSACHUSETTS, MISSOURI, NEBRASKA, SOUTH  DAKOTA,
TENNESSEE AND TEXAS RESIDENTS ONLY

I, either alone or with my spouse, have a minimum net worth (excluding home, home furnishings and automobiles) of at least $250,000 and had minimum gross income of $65,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $65,000 during the current tax year.

I, either alone or with my spouse, have a minimum net worth (excluding home, home furnishings and automobiles) of at least $500,000.

I, either alone or with my spouse, will purchase $100,000 or more of the Shares.

I, either alone or with my spouse, had a minimum gross income of $200,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $200,000 during the current tax year.

I, either alone or with my spouse, have a minimum net worth (excluding home, home furnishings, and automobiles) of $1,000,000.

FOR IDAHO RESIDENTS ONLY

I am an "Accredited Investor" because I fall within one of the following categories:

A bank as defined in section 3(a) (2) of the Securities Act, or any savings and loan association or other institutions as defined in section 3(a) (5) (A) of the Securities Act whether acting in its individual of fiduciary capacity, any broker or dealer registered pursuant to section 15 of the Exchange Act; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a) (48) of that act; any Small Business Investment Company licensed by the United States Small Business Administration under section 301 or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3 (21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

        _____   A private business development company as defined in
section 202(a) (22)  of the Investment Advisers Act of 1940.

        _____   An organization described in section 501 (3) of the
Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

        _____   A director, executive officer, or general partner of the
issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer.

        _____   A natural person whose individual net worth, or joint net
worth with that person's spouse, at the time of this purchase exceeds
$1,000,000.

        _____   A natural person who had an individual income in excess 0f
$200,000 in each of the two most recent years or joint economic with that person's spouse in excess of $300,000 in each of those year s and has reasonable expectation of reaching the same income level in the current year.

        _____   A trust, with total assets in excess of $5,000,000 to
formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has knowledge and experience in financial and business matters that is capable of evaluating the merits and risks of the prospective investment.

        _____   An entity in which all of the equity owners are any of the persons referenced above.

3. I represent to you that the information contained herein is complete and accurate and may be relied upon by you and that I will notify you immediately of any material change in any of such information occurring prior to the closing of the purchase of the Shares, if any, by me.

        IN WITNESS WHEREOF, the undersigned has executed this Suitability Questionnaire as of the date herein below stated.

________________                __________________________________________
Date                                            Signature


                         __________________________________________________
                                            Name (Please Print)

NOTE:   THIS DOCUMENT MUST BE EXECUTED BY THE INVESTOR AND MUST
BE RETURNED ALONG WITH THE SUBSCRIPTION AGREEMENT AND
SIGNATURE PAGE.  THIS DOCUEMNT CANNOT BE EXECUTED BY ANOTHER
PERSON ON BEHALF OF THE INVESTOR.

 APPENDIX C
NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCATION

A CONSUMER'S GUIDE TO SMALL BUSINESS INVESTMENTS

State laws have been relaxed to make it easier for small businesses to raise start-up and growth financing from the public. Many investors view this as an opportunity to "get in on the ground floor" of emerging businesses and to "hit it big" as these small businesses grow into large ones.

Statistically, most small businesses fail within a few years. Small business investments are among the most risky that investors can make. This guide suggests items to consider for determining whether you should make a small business investment.

Risk and Investment Strategy

A basic principle of investing in a small business is: NEVER MAKE A SMALL BUSINESS INVESTMENT THAT YOU CANNOT AFFORD TO LOSE ENTIRELY. Never use funds that might be needed for other purposes, such as college education, retirement, loan repayment or medial expenses. Instead, use funds that would otherwise be used for a consumer purchase, such as a vacation or a down payment on a boat or RV.

Above all, never let a commissioned securities salesperson or an officer or director of a company convince you that the investment is not risky. Any such assurance is almost always inaccurate. Small business investments are generally highly illiquid even though the securities may technically be freely transferable. Thus, you will usually be unable to sell your securities if the company takes a turn for the worse.

Also, just because the state has registered the offering does not mean the particular investment will be successful. The state does not evaluate or endorse the investment. (If anyone suggests otherwise to you, it is unlawful.)

If you plan to invest a large amount of money in a small business, you should consider investing smaller amounts in several small businesses. A few highly successful investments can offset the unsuccessful ones. Even when using this strategy, DO NOT INVEST
FUNDS YOU CANNOT AFFORD TO LOSE ENTIRELY.

Analyzing the Investment

Although there is no magic formula for making successful investment decisions, certain factors are often considered particularly important by professional venture investors. Some questions to consider are as follows:

1. How long has the company been in business? If it is a start up or has only a brief operating history, are you being asked to pay more than the shares are worth?
2. Consider whether management is dealing unfairly with investors by taking salaries or other benefits that are too large in view of the Company's stage of development of by retaining an inordinate amount of the equity of the company compared with the amount investors will receive. For example, is the public putting up 80% of the money but only receive 10% of the company shares?
3.  How much experience does management have in the industry and in a
small business?   How successful were the managers in previous
businesses?
4. Do you know enough about the industry to be able to evaluate the company and make a wise investment?
5. Does the company have a realistic marketing plan and do they have the resources to market the product or service successfully?

There are many other questions to be answered, but you should be able to answer these before you consider investing.

Making Money on Your Investment

The two classic methods for making money on an investment in a small business are resale in the public securities markets following a public offering and receiving cash or marketable securities in a merger or other acquisition of the company.

If the company is the type that is not likely to go public or be sold out within a reasonable time (i.e., a family owned or closely held corporation), it may not be a good investment for you irrespective of its prospects for success because of the lack of opportunity to cash in on the investment. Management of a successful private company may receive a good return indefinitely through salaries and bonuses but it is unlikely that there will be profits sufficient to pay dividend commensurate with the risk of the investment.

Other Suggestions

The Disclosure Document usually used in public venture offering is the "Form U- 7." which has a question and answer format. The questions are designed to bring out particular factors that may be crucial to the proper assessment of the offering. Read each question and answer carefully. If an answer does not adequately address the issues raised by the questions, reflect on the importance of the issue in the context of the particular company.

Even the best venture offerings are highly risky. If you have a nagging sense of doubt, there is probably a good reason for it. Good investments are based on sound business criteria and not emotions.
If you are not entirely comfortable, the best approach is usually not to invest. There will be many other opportunities. Do not let a securities salesperson pressure you into making a premature decision.

It is generally a good idea to see management of the company face-to-face to size them up.  Focus on experience and trade record
rather than a smooth sales presentation.   If at all possible, take a
sophisticated business person with you to help in your analysis.

Beware of information that is different from that in the Disclosure Document or not contained in the Disclosure Document. If it is significant, it must be in the Disclosure Document or the offering will be illegal.

Conclusion

Greater number of public investors are "getting in on the ground floor" by investing in small businesses. When successful, these enterprises enhance the economy and provide jobs for its citizens. They can also provide new investment opportunities, but that must be balanced against the inherently risky nature of small business investments.

In considering a small business investment, you should proceed with caution, and above all, never invest more than you can lose.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be 3,000,000 Shares relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Common
Stock any security other than the shares of Common Stock offered by this Prospectus, or an offer to sell or a solicitation of any offer to buy any security to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in the Prospectus is correct as of any time subsequent to the date of this Prospectus. TABLE OF CONTENTS Page Stock Purchase Information Electronic Format of Prospectus For California, Iowa, North Dakota and Oregon Resident Only For Arkansas, Massachusetts, Missouri, Prospectus Nebraska, South Dakota, Tennessee and Texas Resident Only For Idaho Residents Only Prospectus Summary Risk Factors The Company Use of Proceeds Dividend Policy Dilution Capitalization Selected Financial Data Plan of Operation Business Management Certain Relationships and Related Transactions Principal Stockholders Description of Capital Stock Shares Eligible for Future Sale Plan of Distribution Legal Matters Experts Available Information Index to Financial Statements Stock Purchase Agreement and Signature Page (Appendix A) NASSA Consumer Guide to Small Business Investments (Appendix B)

Until ________________, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealer to deliver a Prospectus when acting as underwriters.

Part II
Information Not Required in Prospectus


Item 24.  The Certificate of Incorporation and the Bylaws of the
Registrant contain   provisions providing for the indemnification by
the Registrant of all directors, officers employees or agents of the Registrant. Such indemnification applies only to the extent that any such person by reason of acting in such capacity is, or is threatened to be made, a witness in, or party to, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding brought by or in the right of the Registrant, against all judgments, penalties, fines and amounts paid in settlement, and all reasonable expenses incurred, in connection therewith, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the Registrant. The provisions provide for indemnification to the fullest extent permitted by applicable law.

Specifically the provisions in the Certificate of Incorporation are as follows:

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permit by the General
Corporation Law of Delaware.

TENTH: The corporation shall, to the fullest extent permitted by the General corporation Law of the State of Delaware may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

In addition, to the indemnification provided by the Certificate of Incorporation, the Bylaws provide for indemnification and have the ability to be amended by the directors at any time to provide for indemnification to the fullest extent permitted by Delaware laws. Further the directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director of officer of the corporation, or is or was serving at the request of the Company as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

The indemnification provided in this Certificate shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors, and administrators of such person.

Item 25.  Other Expenses of Issuance and Distribution

The expenses of this offering are estimated as follows: <F1>

SEC Registration Fee......................... $ _3636________
Blue Sky fees and expenses................... $__10,000______
Transfer Agent and Registrar fees.............$__4,000_______
Printing and engraving expenses ..............$__15,000______
Legal fees and expenses.......................$___5,000______
Accounting fees and expenses................. $___15,000_____
Miscellaneous ............................... $___50,364_____

      Total.......................................$100,000

[FN]
(1)  All amounts other than the SEC Registration Fee are estimated.
[/FN]
Item 26. Recent Sales of Unregistered Securities

Within the past three years, the Registrant sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:

                                                 Consideration  Exemption from
Securities Sold       Name of Investor              Received    Registration

6,000,000               Camelot Corporation          $756,000   Section 4(2)
                                                                 of the Act

Camelot Corporation subscribed for 6,000,000 common shares of the Company in exchange for $756,000 in inventory, proprietary software, cash and other assets.


Item 27. Exhibits

1.2 Escrow Agreement by and between mrcdrom.com, inc. and Stock Transfer Company of America, Inc.*
3.0  Certificate of Incorporation of mrcdrom.com, inc.*
3.1  Bylaws of mrcdrom.com, inc.*
4.0  Specimen Stock Certificate*
5.0  Opinion of Jeanette Fitzgerald, Esq.*
10.0  mrcdrom.com, inc. 1997 Stock Option Plan*
10.1  mrcdrom.com, inc. 1997 Directors Stock Option Plan*
10.2  Employment Agreement between mrcdrom.com, inc. and Daniel Wettreich*
10.3  Assignment of trademark mrcdrom*
10.4 Lease and Bookkeeping Agreement by and between mrcdrom.com, inc. and Camelot Corporation*
24.0 Consent of Lane Gorman and Trubitt, independent certified public accountants*
24.1  Consent of Jeanette Fitzgerald, Esq. (included in Exhibit 5.0)*

*To be filed by amendment.

Item 28. Undertakings

a.  Undertaking pursuant to Rule 415.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereto.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

B.  Undertaking in respect of indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of April, 1997.

                                                        mrcdrom.com, inc.


                                                 By:  /s/ Daniel Wettreich
                                                   Daniel Wettreich, Chairman
                                                    and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities indicated below on the 3rd day of April , 1997.



  ___/s/ Daniel Wettreich _____       Chairman of  the Board, Chief Executive
    Daniel Wettreich                    Officer (Principal Executive Officer)



___/s/ Robert Gregory_____ ____       Chief Financial Officer, (Principal
           Robert Gregory               Financial and Accounting Officer)



__/s/ Thomas Watts____   __           President
          Thomas Watts



__/s/ Jason Conway_______             Director
      Jason Conway



__/s/ Colin Grant________              Director
       Colin Grant



_/s/ Jeanette Fitzgerald____           Director
        Jeanette Fitzgerald

 EXHIBIT INDEX

Sequentially                Exhibit         Description              Pages
Numbered

1.2 Escrow Agreement by and between mrcdrom.com, inc. and Stock Transfer Company of America, Inc.
3.0  Certificate of Incorporation of mrcdrom.com, inc.
3.1  Bylaws of mrcdrom.com, inc.
4.0  Specimen Stock Certificate
5.0  Opinion of Jeanette Fitzgerald, Esq.
10.0  mrcdrom.com, inc. 1997 Stock Option Plan
10.1  mrcdrom.com, inc. 1997 Directors Stock Option Plan
10.2  Employment Agreement between mrcdrom.com, inc. and Daniel Wettreich
10.3  Assignment of trademark mrcdrom
10.4 Lease and Bookkeeping Agreement by and between mrcdrom.com, inc. and Camelot Corporation
24.0 Consent of Lane Gorman and Trubitt, independent certified public accountants
24.1  Consent of Jeanette Fitzgerald, Esq. (included in Exhibit 5.0)
All to be filed by amendment.